UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Bridgford Foods Corporation

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BRIDGFORD FOODS CORPORATION

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS
March 20, 2013
10:00 a.m. Pacific Time

To the Shareholders of BRIDGFORD FOODS CORPORATION:

The annual meeting of the shareholders of Bridgford Foods Corporation, a California corporation, will be held at the offices of Bridgford Foods Corporation, 1308 North Patt Street, Anaheim, California 92801, on Wednesday, March 20, 2013 at 10:00 a.m. Pacific Time, for the following purposes:

(1)	To elect eight directors to hold office for one year or until their successors are elected and qualified.

(2)	To ratify the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as the Company's independent registered public accountants for the fiscal year ending on November 1, 2013.

(3)	To transact such other business as may properly come before the meeting, or any postponements or adjournments thereof.

The Board of Directors recommends that you vote “FOR” each of the eight director nominees referenced in Proposal 1 and “FOR” Proposal 2.  Each of the Proposals is described in greater detail in the proxy statement accompanying this notice.

Only shareholders of record at the close of business on February 8, 2013 are entitled to notice of and to vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on March 20, 2013.

Pursuant to the rules of the Securities and Exchange Commission, or the SEC, the Company has elected to provide access to its proxy materials both by sending you a full set of proxy materials, including this notice of meeting, the accompanying proxy statement and proxy card, and the 2012 Annual Report to Shareholders, and by notifying you of the availability of the proxy materials on the Internet.   The notice of annual meeting, proxy statement, proxy card and 2012 Annual Report to Shareholders are available at https://materials.proxyvote.com/108763.

All shareholders are cordially invited to attend the annual meeting.  HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, THE BOARD OF DIRECTORS RESPECTFULLY URGES YOU TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.  If you attend the meeting in person, you may withdraw your proxy and vote your shares at the meeting.  Shareholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a letter or account statement from that firm confirming their ownership of shares.

The meeting will be held at the principal offices of Bridgford Foods Corporation, which are located at 1308 North Patt Street, Anaheim, California 92801, one block east of Lemon St. and just south of the 91 Freeway in the city of Anaheim, California.  Driving directions may be obtained by contacting the office manager at 714-526-5533.

Your vote is extremely important.  Please vote as soon as possible to ensure that your vote is recorded promptly even if you plan to attend the annual meeting.

By order of the Board of Directors
/s/ Cindy Matthews-Morales
Cindy Matthews-Morales
Secretary
Anaheim, California
March 1, 2013

BRIDGFORD FOODS CORPORATION
1308 North Patt Street, Anaheim, California  92801

PROXY STATEMENT

Annual Meeting of Shareholders to be held March 20, 2013

The enclosed proxy is solicited by the Board of Directors of Bridgford Foods Corporation, a California corporation (the “Company”), for use at the annual meeting of shareholders of the Company (the “Annual Meeting”) to be held at the offices of the Company, which are located at 1308 North Patt Street, Anaheim, California 92801, on Wednesday, March 20, 2013 at 10:00 a.m. Pacific Standard Time, and at any adjournment thereof.  All shareholders of record at the close of business on February 8, 2013 are entitled to notice of and to vote at such meeting.  This Proxy Statement and the accompanying proxy are being mailed on or about March 1, 2013.

The persons named as proxies were designated by the Board of Directors.  Any proxy may be revoked or superseded by (i) executing a later proxy (ii) giving notice of revocation in writing prior to, or at, the Annual Meeting, or (iii) attending the Annual Meeting, withdrawing the proxy and voting in person.  Attendance at the Annual Meeting will not in and of itself constitute revocation of the proxy.

All proxies, which are properly completed, signed and returned to the Company prior to the Annual Meeting, and not revoked, will be voted in accordance with the instructions given in the proxy.  If a choice is not specified in the proxy, the proxy will be voted “FOR” election of each of the eight director nominees proposed by the Board of Directors and “FOR” ratification of the Company’s appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as the Company’s independent registered public accountants for the fiscal year ending on November 1, 2013.  Management does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the notice hereof.  However, if any other matter properly comes before the Annual Meeting, it is intended that the proxies, or their substitutes, will vote on such matters in accordance with their best judgment.

Solicitation of proxies will be primarily by mail, although some of the officers, directors and employees of the Company may solicit proxies personally or by telephone, facsimile or electronic mail.  All expenses incurred in connection with this solicitation will be borne by the Company.  The Company will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of stock in the name of a broker or nominee.

On February 8, 2013, the record date for the Annual Meeting, there were 9,157,189 shares of common stock of the Company outstanding.  The presence at the Annual Meeting of a majority of the outstanding shares, in person or by proxy relating to any matter to be acted upon at the Annual Meeting, is necessary to constitute a quorum for the Annual Meeting.

Each share of common stock entitles the holder thereof to one vote on each matter to be voted upon by such shareholders and, upon prior notice, to cumulate votes for the election of directors.  For purposes of the quorum and the discussion below regarding the vote necessary to take shareholder action, shareholders of record who are present at the Annual Meeting in person or by proxy and who abstain or withhold their vote, including brokers, dealers or other nominees holding shares of their respective customers of record who cause abstentions to be recorded at the Annual Meeting, are considered shareholders who are present and entitled to vote and count toward the quorum.  Brokers, banks or other nominees holding shares of record for their respective customers generally are not entitled to vote on the election of directors unless they receive voting instructions from their customers.  As used herein, “uninstructed shares” means shares held by a nominee who has not received instructions from its customers on a particular matter.  As used herein, “broker non-vote” means the votes that could have been cast on the matter by nominees with respect to uninstructed shares if the nominees had received instructions.  The effect of proxies marked “withheld” as to any director nominee or “abstain” as to any other Proposal, and the effect of broker non-votes on each of the Proposals, is discussed in each Proposal below.

PROPOSAL 1

ELECTION OF DIRECTORS

The directors of the Company are elected annually to serve until the next annual meeting of the shareholders or until their respective successors are elected and duly qualified.  At the Annual Meeting, eight directors have been nominated for election.  The election of directors shall be by the affirmative vote of the holders of a plurality of the shares voting in person or by proxy at the Annual Meeting.  Every shareholder, or his or her proxy, entitled to vote upon the election of directors may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his or her shares are entitled, or distribute his or her votes on the same principle among as many candidates as he or she deems appropriate.  No shareholder or proxy, however, shall be entitled to cumulate votes unless such candidate or candidates have been nominated prior to the voting and the shareholder has given notice at the meeting, prior to the voting, of the shareholder’s intention to cumulate such shareholder’s votes.  If any shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination.  Each of these individuals, other than Raymond F. Lancy, has served as a director since the last annual meeting.  Richard A. Foster has reached the Company’s maximum retirement age to serve on the Board of Directors and, therefore, will retire effective as of the date of the 2013 Annual Meeting of Shareholders.  Mr. Lancy has been nominated by the Board of Directors, in its capacity as Nominating Committee, to fill the directorship being vacated by Mr. Foster.  Consequently, all current directorships are being filled.

Unless otherwise instructed, shares represented by the proxies will be voted “FOR” the election of each of the nominees listed below.  Broker non-votes and proxies marked “withheld” as to one or more of the nominees will result in the respective nominees receiving fewer votes.  However, the number of votes otherwise received by the nominee will not be reduced by such action.

Each nominee has indicated that he is willing and able to serve as director if elected.  In the event that any of such nominees shall become unavailable for any reason, an event which management does not anticipate, it is intended that proxies will be voted for substitute nominees designated by management.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED BELOW.

The following table and biographical summaries set forth, with respect to each nominee for director, his age, the positions he currently holds in the Company and the year in which he first became a director of the Company.  Data with respect to the number of shares of the Company’s common stock beneficially owned by each of such directors as of February 8, 2013 appears under the caption “PRINCIPAL SHAREHOLDERS AND MANAGEMENT” below.

Name	Age	Current Position at the Company	Year First Became Director
William L. Bridgford	58	Chairman of the Board and Member of the Executive Committee (1)(4)	2004
Allan Bridgford, Jr.	54	Director (1)(4)	2011
Bruce H. Bridgford	60	Director (1)(4)	2009
John V. Simmons	57	President, Director and Member of the Executive Committee (4)	2011
Todd C. Andrews	47	Director (2)(3)(4)	2004
D. Gregory Scott	56	Director, Audit Committee and Compensation Committee Chairman (2)(3)(4)	2006
Raymond F. Lancy	59	Chief Financial Officer, Vice President, Treasurer and Member of the Executive Committee	---
Paul R. Zippwald	75	Director (2)(3)(4)	1992

(1)	William L. Bridgford, Allan Bridgford, Jr. and Bruce H. Bridgford are cousins.
(2)	Member of the Compensation Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Nominating Committee.

Directors  [NOTE: Any updates to biographies or qualifications?]

William L. Bridgford

William L. Bridgford has served as Chairman of the Board since March of 2006.  He previously served as President of the Company from June of 2004 until March of 2006, and Secretary of the Company for more than five years.  Mr. Bridgford has been a full-time employee of the Company since 1981.  He has also served as a member of the Executive Committee since 2004.  Mr. Bridgford is a graduate of California State University, Fullerton with a degree in Business Management.

Mr. Bridgford is one of the principal owners of Bridgford Industries Inc., the Company’s majority stockholder.  He brings to the Board extensive experience in the operations of the Company and provides strong leadership skills that provide strategic business guidance to the Company.  The Board believes his executive managerial experience and Company knowledge base combined with his understanding of corporate values and culture qualify him to serve as a member of the Board.

Allan Bridgford, Jr.

Allan L. Bridgford Jr. served as President of Bridgford Foods of Illinois, a division of the Company, from January 1983 until his retirement in October of 2002. Mr. Bridgford is a graduate of the University of Missouri with a degree in Economics.

Mr. Bridgford is one of the principal owners of Bridgford Industries Inc., the Company’s majority stockholder.  He brings to the Board extensive sales, marketing and distribution experience in the food industry.  The Board believes these skills and experiences qualify him to serve as a member of the Board.  Mr. Bridgford is providing consulting services to the Chicago plant and management.

Bruce H. Bridgford

Bruce H. Bridgford has served as President of Bridgford Foods of California, a division of the Company, since March of 1999.  Mr. Bridgford has been a full time employee of the Company since 1977 and earned a B.S. degree in Business with a concentration in finance and marketing from the University of Southern California.

Mr. Bridgford is one of the principal owners of Bridgford Industries Inc., the Company’s majority stockholder.  He provides key insight into the direct store delivery operations of the Company as well as strategic direction for the sales management and marketing functions of the Company.  The Board believes these skills and experiences qualify him to serve as a member of the Board.

John V. Simmons

John V. Simmons has served as President of the Company and member of the Executive Committee since 2006.  He previously served as Vice President of the Company for more than the five years.  Mr. Simmons earned a B.A. degree in Psychology from the University of Wisconsin.

Mr. Simmons has extensive knowledge and experience in the areas of marketing, product research and development, trade relations and operations developed as an employee of the Company since 1979.  The Board believes these skills and experiences qualify him to serve as a member of the Board.

Todd C. Andrews

Todd C. Andrews is a Certified Public Accountant (inactive) and presently serves as Vice President and Controller of Public Storage, a member of the S&P 500, headquartered in Glendale, California.  Mr. Andrews has been employed by Public Storage since 1997.  Mr. Andrews graduated cum laude with a Bachelor of Science degree in Business Administration with an emphasis in accounting and finance from California State University, Northridge.

Mr. Andrews has extensive experience in multiple accounting and finance roles over a period of more than 20 years.  In particular, Mr. Andrews is experienced in the areas of financial reporting and analysis, treasury management, SEC reporting, internal controls and procedures and operational analysis.  In addition, Mr. Andrews brings a diverse set of perspectives to the Board from serving in positions in multiple industries, including public accounting, entertainment, and real estate.  The Board believes these skills and experiences qualify him to serve as a member of the Board.  Mr. Andrews also qualifies as an audit committee financial expert and is financially sophisticated within the meaning of the NASDAQ Listing Rules.

D. Gregory Scott

D. Gregory Scott is a Certified Public Accountant (inactive) and currently serves as the Managing Director of Peak Holdings, LLC, an investment management company based in Beverly Hills, California.  Mr. Scott has been with Peak Holdings, LLC for more than the past five years.  Peak Holdings, LLC and its affiliates own and manage in excess of three million square feet of office, retail and warehouse space throughout the United States.

Mr. Scott brings to the Board extensive financial and managerial experience, which qualifies him to serve as a member of the Board.  Mr. Scott also qualifies as an audit committee financial expert and has financial sophistication as described in the NASDAQ Listing Rules.

Raymond F. Lancy

Raymond F. Lancy has served as Treasurer of the Company for more than the past five years.  He has also served as a member of the Executive Committee since 2001, Vice President since 2001 and Chief Financial Officer since 2003.  Mr. Lancy is a Certified Public Accountant (inactive) and worked for ten years as an auditor at PricewaterhouseCoopers.  He earned a Bachelor of Science degree with a major in Administration with high honors from California State University, San Bernardino.

Mr. Lancy has extensive knowledge and experience in the areas of finance and management developed at PricewaterhouseCoopers and as an employee of the Company since July of 1992 and as Chief Financial Officer since 2003.  The Board believes these skills and experiences qualify him to serve as a member of the Board.

Paul R. Zippwald

Paul R. Zippwald was Regional Vice President and Head of Commercial Banking for Bank of America NT&SA, North Orange County, California, for more than five years prior to his retirement in July 1992.  Mr. Zippwald is currently retired.  He is a graduate of the Graduate School of Credit and Financial Management at the Amos Tuck School of Business Administration of Dartmouth College and also holds a graduate degree from the American Institute of Banking.

Mr. Zippwald brings to the Board a background and expertise in banking and investment advisory services.  He has provided many years of service to the Company as a member of the Board.  The Board believes that Mr. Zippwald is qualified to serve as a director of the Company due to his business expertise and executive managerial experience.

Public Company Directorships

Except as indicated above, none of the directors have been a director of any other public company in the past five years.

Board Meetings

During fiscal year 2012, the Company’s Board of Directors held twelve regularly scheduled monthly meetings and no special meetings.  Each of the nominees holding office during this period attended at least 75% of the aggregate number of monthly meetings of the Board of Directors and meetings of committees upon which he served.

Arrangements or Understandings with Directors

There are no agreements or understandings pursuant to which any of the directors was elected to serve as a director.

Controlled Company Status

The Company is considered a “controlled company” within the meaning of Rule 5615(c)(1) of the NASDAQ Listing Rules based on the approximate 80.9% ownership of the Company by Bridgford Industries Incorporated and is therefore exempted from various rules pertaining to certain “independence” requirements of its directors and certain requirements with respect to the committees of the Board.  Nevertheless, the Board of Directors has determined that Messrs. Andrews, Foster, Scott and Zippwald are all “independent directors” within the meaning of Rule 5605 of the NASDAQ Listing Rules.

Board Committees

The Board of Directors maintains three committees, the Compensation Committee, the Audit Committee and the Nominating Committee.  As previously noted, Mr. Foster will be retiring from the Board of Directors and Committees at the end of his current term.  The Company does not expect to fill the vacancies from Mr. Foster’s resignation from the Compensation Committee and the Audit Committee.  Rather, the Company anticipates that such committees shall continue to operate with three, rather than four, members, each of whom qualifies as independent under applicable standards.

Compensation Committee

The Compensation Committee for fiscal year 2012 consisted of Messrs. Andrews, Foster, Scott and Zippwald.  As of the date of mailing of this proxy statement, the Compensation Committee consists of Messrs. Andrews, Foster, Scott and Zippwald.  Each of the members of the Compensation Committee is a non-employee director, and notwithstanding that the Company is a “controlled company” within the meaning of the NASDAQ Listing Rules, each member is independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules.  The Compensation Committee is responsible for establishing and administering the Company’s compensation arrangements for all executive officers.

The Compensation Committee meets no less frequently than annually (and more frequently as circumstances dictate) to discuss and determine executive officer and director compensation.  The Compensation Committee does not generally retain the services of any compensation consultants.  However, from time to time it utilizes compensation data from companies that the Compensation Committee deems to be competitive with the Company in connection with its annual review of executive compensation.  The Compensation Committee has the power to form and delegate authority to subcommittees when appropriate, provided that such subcommittees are composed entirely of directors who would qualify for membership on the Compensation Committee pursuant to applicable NASDAQ Listing Rules.  See “Compensation Discussion and Analysis” and “Director Compensation.”

The Compensation Committee held two meetings during fiscal year 2012.  The January 2012 meeting was attended by Messrs. Andrews, Scott and Zippwald.  The September 2012 meeting was attended by all Committee members. No additional compensation is paid to directors for participation on the Compensation Committee.  The Compensation Committee operates under a written charter, which was adopted on October 11, 2010 and is attached as Exhibit A to the Company’s proxy statement for the 2011 Annual Meeting of Shareholders filed with the SEC on February 18, 2011.  The charter is not available on the Company’s website.

Audit Committee

The Audit Committee for fiscal year 2012 consisted of Messrs. Andrews, Foster, Scott and Zippwald.  As of the date of mailing of this proxy statement, the Audit Committee consists of Messrs. Andrews, Foster, Scott and Zippwald.  The Audit Committee has been established in accordance with the rules and regulations of the SEC and each of the members of the Audit Committee is an “independent director” as defined in Rule 5605(c)(2) of the NASDAQ Listing Rules.  In addition, the Board has determined that Messrs. Andrews and Scott qualify as “audit committee financial experts” as such term is used in the rules and regulations of the SEC.

The Audit Committee meets periodically with the Company’s independent registered public accountants and reviews the Company’s accounting policies and internal controls.  It also reviews the scope and adequacy of the independent registered public accountants’ examination of the Company’s annual financial statements.  In addition, the Audit Committee selects the firm of independent registered public accountants to be retained by the Company, subject to shareholder approval, pre-approves services rendered by its independent registered public accountants and pre-approves all related-party transactions.

The Audit Committee held 7 meetings during fiscal year 2012.  Each of the members of the Audit Committee receives $300 to $550 per meeting depending on the length of each meeting attended.  In addition, the Audit Committee holds a pre-earnings release conference with the Company’s independent registered public accountants on a quarterly basis.  The Audit Committee operates under an Amended and Restated Audit Committee Charter, which was approved on November 8, 2010 and is attached as Exhibit B to the Company’s proxy statement for the 2011 Annual Meeting of Shareholders filed with the SEC on February 18, 2011.  The charter is not available on the Company’s website.

Nominating Committee

The Board of Directors has decided that the full Board should perform the functions of a Nominating Committee for the Company.  It made that decision because the Board believes that selecting new Board nominees is one of the most important responsibilities the Board members have to the Company’s shareholders, and for that reason, all of the members of the Board should have the right and responsibility to participate in the selection process.  Because of its status as a “controlled company” within the meaning of Rule 5615(c)(1) of the NASDAQ Listing Rules, the Company is not required to have a Nominating Committee comprised solely of independent directors.

In its role as Nominating Committee, the full Board identifies and screens new candidates for Board membership.  Nevertheless, actions of the Board, in its role as Nominating Committee, can be taken only with the affirmative vote of a majority of the independent directors on the Board, as defined by the NASDAQ Listing Rules.  The Board last met in its role as Nominating Committee in January 2013 to approve the nomination of Messr. Raymond F. Lancy to the Board of Directors.  The Nominating Committee does not act pursuant to a written charter.

Director Nomination Process

In identifying new Board candidates, the Board will seek recommendations from existing Board members and executive officers.  In addition, the Board will consider any candidates that may have been recommended by any of the Company’s shareholders who have made those recommendations in accordance with the shareholder nomination procedures described below.  The Board, in its capacity as Nominating Committee, does not evaluate nominees recommended by shareholders differently from its evaluation of other director nominees.  The Board also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist in identifying qualified candidates for the Board.

In assessing and selecting Board candidates, the Board will consider such factors, among others, as: the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience; the candidate’s reputation for integrity; and the candidate’s participation in local community and local, state, regional or national charitable organizations.  When selecting a nominee from among candidates considered by the Board, it will conduct background inquiries of and interviews with the candidates the Board members believe are best qualified to serve as directors.  The Board members will consider a number of factors in making their selection of a nominee from among those candidates, including, among others: whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company, including membership on Board committees; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

Board Consideration of Diversity

The Board believes that differences in experience, knowledge, skills and expertise enhance the performance of the Board.  Accordingly, the Board, in its capacity as Nominating Committee, considers such diversity in selecting and evaluating proposed Board nominees.  However, the Board has not implemented a formal policy with respect to the consideration of diversity for the composition of the Board.

Shareholder Recommendation of Board Candidates

Any shareholder desiring to submit a recommendation for consideration by the Board of a candidate that the shareholder believes is qualified to be a Board nominee at any upcoming shareholders meeting may do so by submitting that recommendation in writing to the Board not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to shareholders.  However, if the date of the upcoming annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for the upcoming annual meeting.  In addition, the recommendation should be accompanied by the following information: (i) the name and address of the nominating shareholder and of the person or persons being recommended for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating shareholder, his or her recommended candidate and any other shareholders known by the nominating shareholder to be supporting the candidate’s nomination; (iii) a description of any arrangements or understandings, that relate to the election of directors of the Company, between the nominating shareholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such shareholder and any other person or persons (naming such other person or persons); (iv) such other information regarding each such recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the written consent of each such recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director.  No director nominations by shareholders have been received as of the filing of this Proxy Statement.

Board Leadership Structure and the Role of the Board in Risk Management Oversight

 Board Leadership Structure.

The Board is comprised of a total of eight directors.  One of those directors, William L. Bridgford, serves as the Chairman of the Board.  In this capacity, he is principally charged with fulfilling the following duties:

▪	Presiding as the Chairman of the meetings of the Board of Directors;

▪	Serving as a conduit of information between the independent directors and members of management;

▪	Approving Board of Directors meeting agendas and schedules;

▪	Calling executive session meetings of the independent directors, as needed;

▪	Reviewing information sent to the Board of Directors;

▪	Working with the Chief Financial Officer and Corporate Secretary to ensure the Board has adequate resources to support its decision-making obligations;

▪	Meeting with shareholders as appropriate; and

▪	Such other responsibilities and duties as the Board of Directors shall designate.

The Company has not appointed a Chief Executive Officer.  Instead, the Company has historically utilized a five-member Executive Committee to serve in the capacity of Chief Executive Officer.  The Board believes that the Executive Committee structure is appropriate for the Company because it requires a full committee of officers, each of whom bring their own experiences and perspectives to bear on their decision making, to discuss and vote on important decisions affecting the Company.  The Company has utilized an Executive Committee in lieu of appointing a Chief Executive Officer for more than twenty years.  See "Executive Officers" for further discussion about the role and membership of the Executive Committee.

The Chairman of the Board serves on the Executive Committee.  Thus, the roles of Chairman of the Board and Chief Executive Officer are intertwined to some extent.  However, the Chairman of the Board and the President represent only two of the five members of the Executive Committee and no other directors currently serve on the Executive Committee.  In the event that the Company’s Chief Financial Officer, Mr. Lancy, is elected as a director, then only three of five members of the Executive Committee will also serve on the Board.  Accordingly, assuming the election of Mr. Lancy to the Board, two members of the Executive Committee will not be directors of the Company and five of eight members of the Board will not be members of the Executive Committee.  The Board believes that this structure properly maintains the independence of the Board as a whole, and of the Chairman of the Board, from the Executive Committee.

The Board’s Role in Risk Oversight.

The responsibility for the day-to-day management of risk lies with the Executive Committee.  Risk management is not viewed by the Executive Committee as a separate function, but rather is viewed as part of the day-to-day process of running the Company.  It is the Board’s responsibility to oversee the Executive Committee with respect to its risk management function and to ensure that the Company’s risk management system is well-functioning and consistent with the Company’s overall corporate strategy and financial goals.  In fulfilling that oversight role, the Board focuses on the adequacy of the Company's overall risk management system.  The Board believes that an effective risk management system will adequately identify the material risks to the Company’s business, monitor the effectiveness of the risk mitigating policies and procedures, and provide the Executive Committee with input with respect to the risk management process.

Code of Ethics

The Company adopted a code of ethics that is applicable to, among other individuals, its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and posted the code of ethics on its website at http://www.bridgford.com (and designated therein as the Code of Conduct).  Any amendment or waiver to the Company’s code of ethics that applies to its directors or executive officers will be posted on its website or in a report filed with the SEC on Form 8-K.

Communications with the Board

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board of Directors generally, or to any director(s), to Bridgford Foods Corporation, 1308 North Patt Street, Anaheim, California 92801, Attention: Corporate Secretary.  All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Director Attendance at Annual Meetings

The Company does not currently have a specific policy regarding director attendance at annual shareholder meetings.  However, directors are strongly encouraged to attend annual shareholder meetings.  All eight directors (then serving as directors of the Company) attended the Company’s 2012 Annual Meeting of Shareholders.

Executive Officers

Members of the Company’s Executive Committee, comprised of the five executive officers named below, act in the capacity of Chief Executive Officer of the Company.  The following five executive officers are elected annually to serve on the Executive Committee at the pleasure of the Board of Directors:

Allan L. Bridgford	Vice President and Member of the Executive Committee (1)
Hugh Wm. Bridgford	Vice President and Chairman of the Executive Committee (1)
William L. Bridgford	Chairman of the Board and Member of the Executive Committee (1)
John V. Simmons	President and Member of the Executive Committee
Raymond F. Lancy	Chief Financial Officer, Vice President, Treasurer and Member of the Executive Committee

(1)
William L. Bridgford is the son of Hugh Wm. Bridgford and the nephew of Allan L. Bridgford.  Hugh Wm. Bridgford and Allan L. Bridgford are brothers.  Allan L. Bridgford is the father of Allan Bridgford, Jr., who serves on the Company’s Board of Directors.

A biographical summary regarding William L. Bridgford, Raymond F. Lancy and John V. Simmons is set forth above under the caption “Directors.” Biographical information with respect to the Company’s other executive officers is set forth below:

Allan L. Bridgford

Allan L. Bridgford, age 77, previously served as Senior Chairman of the Board from March of 2006 to October of 2011.  From March of 1995 through March of 2006, Mr. Bridgford served as Chairman of the Board.  He has been an employee of the Company since 1957, and reduced his work schedule to 80% in March of 2000 and 60% in March of 2005.  Mr. Bridgford’s base compensation was reduced by the same percentage as his regular work schedule reduction.  Mr. Bridgford has also served as a member of the Executive Committee since 1972.  He is a graduate of Stanford University with a degree in Economics.

Hugh Wm. Bridgford

Hugh Wm. Bridgford, age 81, has served as Vice President of the Company and Chairman of the Executive Committee since March of 1995.   He previously served as Chairman of the Board of Directors of the Company for more than five years and was a full time employee of the Company from 1955 through December 2010.  Mr. Bridgford reduced his work schedule to 80% in January 2011 and 60% in November 2012.  He also served as a member of the Executive Committee since 1972.  Mr. Bridgford is a graduate of Stanford University with a degree in Economics and completed the Executive Program at the University of California at Los Angeles Graduate School of Business.

Agreements or Understandings with Officers

There are no agreements or understandings pursuant to which any of the executive officers was selected to serve as an executive officer.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s common stock as of February 8, 2013 by each shareholder known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, by each director and nominee for director, by each executive officer named in the Summary Compensation Table and by all executive officers and directors as a group.  The information as to each person or entity has been furnished by such person or group

Amount and Nature of Shares Beneficially Owned

Name and Address of Beneficial Owner(1)	Sole Voting and Investment Power	Shared Voting and Investment Power(2)	Total Beneficially Owned(3)	Percentage of Outstanding Shares Beneficially Owned(3)
Bridgford Industries Incorporated 1707 Good-Latimer Expressway Dallas, TX 75226	7,156,396	—	7,156,396	78.2%
Hugh Wm. Bridgford	48,917	7,157,396	7,205,313	78.7%
Allan L. Bridgford	155,882	7,156,396	7,312,278	79.9%
Bruce H. Bridgford	4,448	7,156,396	7,160,844	78.2%
Baron R.H. Bridgford 170 North Green St. Chicago, IL 60607	1,654	7,156,396	7,158,050	78.2%
William L. Bridgford	6,175	7,156,396	7,162,571	78.2%
Allan Bridgford, Jr.	20,000	7,156,396	7,176,396	78.4%
Raymond F. Lancy	—	—	—	*
John V. Simmons 1707 Good-Latimer Expressway Dallas, TX 75226	363	—	363	*
Todd C. Andrews	200	—	200	*
Richard A. Foster	2,234	—	2,234	*
D. Gregory Scott	8,550	—	8,550	*
Paul R. Zippwald	1,452	—	1,452	*
All directors and executive officers as a group (11 persons)	7,406,271	7,156,396	7,406,271	80.9%

*	Represents ownership of less than one percent (1%) of the outstanding shares.

(1)	Unless otherwise indicated, the address of such beneficial owner is the Company’s principal executive offices, which are located at 1308 North Patt Street, Anaheim, California 92801.
(2)
Represents shares beneficially owned by Bridgford Industries Incorporated, a Delaware corporation (“BII”) as reported on Schedule 13D filed with the SEC on April 5, 2010.  Other than ownership of these shares, BII does not presently have any significant business or assets.  Allan L. Bridgford, Hugh Wm. Bridgford, William L. Bridgford, Bruce H. Bridgford, Baron R.H. Bridgford and Allan Bridgford Jr. presently own 16.49%, 10.82%, 7.68%, 10.56%, 9.83% and 4.28%, respectively, of the outstanding voting capital stock of BII.  The remaining shares of BII capital stock are owned of record, or beneficially, by 32 additional members of the Bridgford family.  The officers of BII jointly vote all of the Company’s shares held by BII.  With respect to Hugh Wm. Bridgford, such amount also includes 1,000 shares held by his wife.

(3)
Applicable percentage of ownership as of February 8, 2013 is based upon 9,157,189 shares of common stock outstanding.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned.  Except as otherwise indicated, and subject to community property laws where applicable, to the knowledge of the Company the persons listed above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and holders of more than 10% of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company.  Officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  To the Company’s knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended November 2, 2012, all of the Company’s officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements, except that Hugh Wm. Bridgford inadvertently filed a Form 4 late on November 13, 2012 with respect to open market purchases of the Company’s common stock by his wife on September 25, 2012.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Compensation Overview

This section provides information regarding the compensation paid to the Company’s “named executive officers” or “NEOs,” all of whom are members of the Executive Committee.  The Company has historically been and continues to be principally managed by the Executive Committee.  The Executive Committee, as a unit, serves as the Company’s “Chief Executive Officer.”  The Executive Committee currently consists of the following five members:

•	Hugh Wm. Bridgford, Vice President and Chairman of the Executive Committee
•	Allan L. Bridgford, Vice President
•	William L. Bridgford, Chairman of the Board (Principal Executive Officer)
•	John V. Simmons, President
•	Raymond F. Lancy, Chief Financial Officer, Vice President and Treasurer (Principal Financial Officer)

The Company’s executive compensation program is overseen by the Compensation Committee of the Board (the “Committee”), which is comprised of certain non-employee members of the Board.  The basic responsibility of the Committee is to review the performance of the officers and key employees toward achieving the Company’s strategic goals and to help ensure that the Company is able to attract and retain individuals who can lead the Company to achieve those goals.  Each member of the Committee is an independent director as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules.

One of the Company’s primary strategic goals is to increase shareholder value while meeting its objectives for customer satisfaction, improved sales and financial performance, sound corporate governance, and competitive advantage.  The Company’s current emphases on controlling costs and improving profit margins on a consistent basis are also important factors which affect the Company’s compensation decisions.  The Committee’s goal is to work with management to balance the Company’s financial goals and circumstances with the need to attract, motivate and retain the fully qualified and capable individuals the Company needs to meet and surpass its customers’ and shareholders’ expectations in a highly-competitive industry.

Compensation Philosophy and Objectives

The core of the Company’s executive compensation philosophy is to pay for performance.  To that end, incentive bonus targets are set each year to reward excellent executive performance based upon the achievement of profit objectives by business unit and the Company’s overall profitability based on pretax income, thus stimulating all executives to assume broad responsibility for the Company’s overall financial welfare and financial performance.

The Committee’s guiding principles are as follows:
•	Work with management to provide a compensation program that recognizes individual contributions as well as the Company’s overall business results;
•
Provide reasonable levels of total compensation which will enable the Company to attract and retain qualified and capable executive talent within its industry, while also considering the Company’s current goals of controlling costs and effecting consistent improvements in its overall financial condition;

•	Motivate executive officers to deliver optimum individual and business unit performance;
•	Develop and retain a leadership team that is capable of successfully operating and growing an increasingly competitive and complex business in a rapidly changing industry;
•	Ensure that executive compensation-related disclosures are made to the public on a timely basis.

Role of the Compensation Committee

The compensation of all NEOs is recommended by the Executive Committee and, after review and analysis, approved by the Compensation Committee.  The Compensation Committee met two times during fiscal year 2012.  The responsibilities of the Compensation Committee are as follows:

•
Review and approve, on an annual basis, the total compensation and compensation structure for the Executive Committee, including base salary, benefits, bonuses and equity compensation (if any).  The Board’s evaluation of the Executive Committee’s performance is considered in setting incentives.  The Committee seeks to maintain an appropriate balance, in light of overall Company performance and profitability, between the compensation of the Executive Committee and the compensation of other officers and employees generally.  The Committee may also make any interim adjustments in any such compensation or plan as the Committee may deem appropriate, or as may be requested by the Board or the Compensation Committee.

•
Provide oversight of senior management’s decisions concerning the compensation of management, including evaluation procedures for Company officers and other executives deemed eligible for bonuses or equity compensation.

•	Review and approve compensation packages for new management personnel and, as needed, termination packages for departing management personnel.
•	Review and, as deemed necessary or desirable, oversee the administration of the Company’s stock incentive and stock purchase plans, if any.
•	Assist the Board of Directors and management in developing and evaluating potential candidates for executive positions.
•	Advise the Board of Directors in its succession-planning initiatives for the Company’s executive officers and other management personnel.
•	Oversee preparation of a report on executive compensation as required for inclusion in the Company’s annual proxy statement.

Role of Management in the Compensation Determination Process

The Company’s senior management team, particularly the Chairman of the Board and the Chairman of the Executive Committee, support the Committee in the executive compensation decision-making process.  At the request of the Compensation Committee, one or more members of the Executive Committee may present a performance assessment and recommendations to the Committee regarding base salaries, bonus payments, incentive plan structure and other compensation-related matters for the Company’s executives (other than with respect to their own compensation).

Role of Compensation Consultant

The Compensation Committee has decided not to utilize the services of a paid compensation consultant after concluding that such a consultant would provide insufficient value compared to the cost.

Total Compensation for Executive Officers

The compensation packages offered to the Company’s executive officers are comprised of one or more of the following elements:
•	Base salary;
•	Discretionary cash bonuses;
•	Post retirement healthcare and pension benefits.

The Company does not have any formal policies which dictate the amount to be paid with respect to each element, nor does it have any policies which dictate the relative proportion of the various elements.  The Company also does not have any formal policies for allocating between cash and non-cash compensation or short-term and long-term compensation.  Instead, the Company relies on the judgment of the Compensation Committee and input and feedback from the management team, including in particular members of the Executive Committee.  The Committee has no plans to adopt any such formulas, ratios or other such targets that might artificially dilute the Company’s effectiveness in achieving its overall profit objectives.  In fact, all of the Company’s compensation policy decisions are made in the context of its current financial position and are subordinated to the Company’s current goal of achieving overall profitability on an annual basis.  Each of the compensation components is described in more detail below.

Base Salary

The Company provides executive officers and other employees with base salary to compensate them for services rendered during the fiscal year.  The purpose of base salary is to reward effective fulfillment of an executive’s assigned job responsibilities, and to reflect the position’s relative value to the Company and competitiveness of the executive job market.  Base salaries for executive officers are determined based on the nature and responsibility of the position, salary norms for comparable positions at similar companies, the expertise and effectiveness of the individual executive, and the competitiveness of the market for the executive officer’s services.

The Company has successfully held most base salaries at the low end of the competitive range in order to reduce its overall cost structure and to achieve systematic improvement in the financial performance of the business without incurring a large turnover in executive talent and leadership.

Any “merit increases” for the Company’s executive officers are subject to the same budgetary constraints that apply to all other employees.  Executive officer salaries are evaluated as part of the Company’s annual review process and may be adjusted where justified in the context of the Company’s current focus on profitability and controlling expenses.

For fiscal year 2012, the Compensation Committee set a base salary of $4,564.63 per week for each Executive Committee member, reduced on a pro-rata basis for any member working less than a full time schedule.  This change represented an approximate 3% increase in the base salary compared to fiscal year 2011, which was derived from management’s assessment of the increase in the cost of living.  The same percentage increase was applied to all non-executive, non-union team members when evaluating salary changes.

Discretionary Cash Bonuses

The Company’s policy is to make a significant portion of each NEO’s total compensation contingent upon the Company’s financial performance.  The Compensation Committee believes that the payment of cash bonuses based on the Company’s financial success allows the Company to offer a competitive total compensation package despite relatively lower base salaries, while aligning a significant portion of executive compensation with the achievement of positive Company financial results.  However, while the payment of these cash bonuses to the NEOs is generally correlated with the achievement of positive Company financial results, there are no specific performance targets communicated to the NEOs in advance, and the bonuses are ultimately paid at the discretion of the Compensation Committee after receiving input from the Chairman of the Board.  For the fiscal year ended November 2, 2012, discretionary bonuses were accrued to members of the Company’s Executive Committee in the amounts set forth in the column titled “Bonus” in the caption “Summary Compensation Table” below. The bonus amounts reflected for fiscal 2012 were calculated based on a percentage of audited pretax earnings and as pro-rated for part-time employment.

Long-Term Equity-Based Incentive Compensation

The Compensation Committee has concluded that long-term stock-related compensation has very limited value as an employee incentive or retention tool because the Company’s equity-based incentive awards have historically provided little or no value to the recipient.  In addition, beginning in 2005, U.S. accounting rules required the Company to expense any stock option awards according to a formula which could impose a costly charge on the Company’s income statements, thereby burdening or erasing its profit margins.  Because of these factors, the Company has not granted stock options or restricted stock awards for many years.  Instead, the Compensation Committee aims to align the interests of the NEOs with those of the Company's shareholders by creating a link between the payment of executive compensation and the achievement of Company financial goals as described above.  The Company’s 1999 Stock Incentive Plan expired by its own terms on April 29, 2009 and no additional stock options or restricted stock may be granted thereunder.

Pension and Retirement Benefits

Retirement Plan for Administrative and Sales Employees of Bridgford Foods Corporation.  The Company has a defined benefit plan (the “Primary Benefit Plan”) for certain of its employees not covered by collective bargaining agreements.  The Primary Benefit Plan, administered by a major life insurance company, presently provides that participants receive an annual benefit on retirement equal to 1.5% of their total compensation from the Company during their period of participation from 1958.  Benefits are not reduced by Social Security payments or by payments from other sources and are payable in the form of a monthly lifetime annuity commencing at age 65 or the participant’s date of retirement, whichever is later.  Effective May 12, 2006, future benefit accruals under the Primary Benefit Plan were frozen.

Supplemental Executive Retirement Plan.  Retirement benefits otherwise available to certain key executives under the Primary Benefit Plan have been limited by the effects of the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) and the Tax Reform Act of 1986 (“TRA”).  To offset the loss of retirement benefits associated with TEFRA and TRA, the Company has adopted a non-qualified “makeup” benefit plan (the “Supplemental Executive Retirement Plan”).  Benefits will be provided under the Supplemental Executive Retirement Plan in an amount equal to 60% of their final average earnings minus any pension benefits and primary insurance amounts available to them under Social Security.  However, in all cases the benefits are capped at $120,000 per year for Allan L. Bridgford and Hugh Wm. Bridgford.  Benefits provided under this plan for William L. Bridgford and Raymond F. Lancy are calculated at 50% of final average earnings, capped at $200,000 per year, without offsets for other pension or Social Security benefits.

Bridgford Foods Retirement Savings 401(k) Plan.  The Company implemented a 401(k) plan effective May 13, 2006.  The Company makes a matching contribution to each employee’s account based on pretax contributions in an amount equal to 100% of the first 3% of compensation and 50% of the next 2% of compensation contributed to the Plan.  No amounts are contributed by the Company unless the employee elects to make a pretax contribution to the plan.

Non-Qualified Deferred Compensation

Effective January 1, 1991 the Company adopted a deferred compensation savings plan for certain key employees.  Under this arrangement, selected employees contributed a portion of their annual compensation to the plan.  The Company contributed an amount to each participant’s account by computing an investment return equal to Moody’s Average Seasoned Bond Rate plus 2%.  The purpose of the plan was to provide tax planning and supplemental funds upon retirement or death for certain selected employees and to aid in retaining and attracting employees of exceptional ability.  Separate accounts are maintained for each participant to properly reflect his or her total vested account balance.  No contributions or salary deferrals have been made in the past ten years.

Perquisites and Other Benefits

The Company provides its executive officers with various health and welfare programs and other employee benefits which are generally available on the same cost-sharing basis to all of its employees.  However, in keeping with the Company’s policy of controlling costs in connection with its profitability objectives, it does not provide any significant perquisites or other special benefits to its executive officers including, but not limited to, payment of club memberships, fees associated with financial planning, executive dining rooms or special transportation rights.  The Company does not own an airplane and does not provide aircraft for executives for business or personal purposes.

The Company provides post-retirement healthcare for certain executives and their spouses (who are within fifteen years of age of the employee) who have reached normal retirement age.  This coverage is secondary to Medicare.  Coverage for spouses continues upon the death of the employee.  The maximum benefit under the plan is $100,000 per year per retiree.  The plan is subject to annual renewal by the Board of Directors and may be discontinued at the Board’s discretion.  The plan was renewed for one year at the Board of Directors meeting held in December 2012.  The combined cost of this plan during fiscal year 2012 was $22,000 for all active and retired participants.

The Company pays life and disability insurance premiums on policies under which the Company’s President is the named owner and beneficiary.

Employment Agreements

The Company currently does not have any employment, severance, change of control or similar agreements with any of its NEOs.  Refer to the compensation discussion below for information on pension, deferred compensation, and benefit-related payments payable in the event of a qualifying event such as employment termination, disability, death, or sale/merger/acquisition.

Tax and Accounting Implications

The Compensation Committee is responsible for considering the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that it may not deduct non-performance-based compensation of more than $1,000,000 that is paid to its executive officers.  The Company believes that the compensation paid under the current management incentive programs is fully deductible for federal income tax purposes.  In certain situations, the Committee may approve compensation that will not meet the requirements for deductibility in order to ensure competitive levels of compensation for its executives and to meet its obligations under the terms of various incentive programs.  However, the issue of deductibility has not come before the Committee in recent years and is not expected to be a concern for the foreseeable future.

Shareholder Advisory Vote on Executive Compensation and Frequency of Advisory Vote

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company held its first advisory (non-binding) shareholder vote on the compensation of the Company’s named executive officers (commonly known as a “say-on-pay” proposal), and its first shareholder vote on the frequency of such say-on-pay proposal, at its 2011 Annual Meeting of Shareholders.  At such meeting, the shareholders of the Company approved the overall compensation of the Company’s named executive officers and elected to hold a say-on-pay vote every three years.  Accordingly, the Company’s next say-on-pay proposal will be included in its proxy statement for its 2014 Annual Meeting of Shareholders.

Summary Compensation Table

The table below provides summary information concerning cash and certain other compensation paid to or accrued for the Company’s NEOs during fiscal years 2010, 2011 and 2012, respectively.  Each of the NEOs named below are also members of the Executive Committee, which acts in the capacity of Chief Executive Officer of the Company.  See “Compensation Discussion and Analysis” for further discussion of compensation arrangements pursuant to which the amounts listed in the table below were paid or awarded and the criteria for such payment or award.
Name and Principal Position	Year	Base Salary($)(7)	Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings($)(5)	All Other Compensation($)(6)	Total($)
Allan L. Bridgford	2012	145,155	84,539	—	—	—	66,117	6,000	301,811
Member of the Executive	2011	138,268	0	—	—	—	168,336	0	306,604
Committee; Former Senior	2010	135,557	115,338	—	—	—	0	0	250,895
Chairman of the Board

Hugh Wm. Bridgford	2012	200,844	112,718	—	—	—	79,835	16,000	409,397
Vice President and	2011	187,017	0	—	—	—	161,136	9,800	357,953
Chairman of the Executive	2010	225,929	192,230	—	—	—	0	10,130	428,289
Committee

William L. Bridgford	2012	241,925	140,898	—	—	—	530,363	16,000	929,187
Chairman of the Board;	2011	230,447	0	—	—	—	264,340	9,800	504,587
Member of the Executive	2010	225,929	192,230	—	—	—	98,762	12,305	529,226
Committee (Principal
Executive Officer)

John V. Simmons	2012	241,925	140,898	—	—	—	90,964	40,376	514,163
President; Member of the	2011	230,447	0	—	—	—	103,091	34,176	367,715
Executive Committee	2010	225,929	192,230	—	—	—	12,404	34,601	465,164

Raymond F. Lancy	2012	241,925	140,898	—	—	—	497,693	16,000	896,516
Chief Financial Officer,	2011	230,447	0	—	—	—	228,494	9,800	468,741
Vice President and	2010	225,929	192,230	—	—	—	98,959	10,219	527,337
Treasurer (Principal
Financial Officer)

(1)
These amounts reflect the discretionary cash bonuses earned by each of the NEOs in fiscal year 2012.  Discretionary cash bonuses earned by each of the NEOs in fiscal year 2012 are being paid in three equal annual installments beginning in January 2013.

(2)	The Company did not grant any stock awards to any of the NEOs during fiscal years 2010, 2011 or 2012.
(3)	The Company did not grant any option awards to any of the NEOs during fiscal years 2010, 2011 or 2012.
(4)
The Company did not utilize any non-equity incentive plans in order to pay compensation to its NEOs in fiscal year 2012.  While it is the Company’s policy to provide each of the NEOs with an opportunity to earn cash bonuses that are correlated with the Company’s financial performance, the payment of the bonuses are ultimately subject to the discretion of the Compensation Committee.  See “Compensation Discussion and Analysis – Total Compensation for Executive Officers – Discretionary Cash Bonuses.”

(5)
This column includes the aggregate positive change in actuarial present value of each NEO’s  accumulated benefit under all defined benefit and actuarial pension plans.  In accordance with SEC rules, to the extent the aggregate change in present value of all defined benefit and actuarial pension plans for a particular fiscal year would have been a negative amount, the amount has instead been reported as $0 and the aggregate compensation for the NEO in the “Total” column has not been adjusted to reflect the negative amount.  In addition, to the extent that the change in present value of any particular defined benefit or actuarial pension plan for a particular year was a negative amount, the negative amount has not been used to offset the positive change in present value associated with the other applicable defined benefit or actuarial pension plans.  The aggregate negative change in the present value of the non-qualified deferred compensation plan and pension and retirement benefits for certain NEOs in certain fiscal years was as follows: (i) fiscal year 2012 fiscal year Allan L. Bridgford, ($175,106) and Hugh Wm. Bridgford, ($183,687), (ii) fiscal year 2011 fiscal year Allan L. Bridgford, ($88,966) and Hugh Wm. Bridgford, ($94,649) and (iii) fiscal year 2010 fiscal year Allan L. Bridgford, ($107,334) and Hugh Wm. Bridgford, ($118,466).

(6)
Consists of matching contributions to the Bridgford Foods Retirement Savings 401(k) plan made by the Company on behalf of each of the NEOs and, for 2012 only, a $6,000 payment to offset the negative impacts arising from the cancellation of supplemental executive health benefits.  In addition, the amount for Mr. Simmons includes premiums in the amount of $24,376 for life and disability insurance policies issued for the benefit of Mr. Simmons and his designees.

(7)	Years 2010 and 2011 were 52 weeks. Year 2012 was 53 weeks.

Narrative to Summary Compensation Table

See “Compensation Discussion and Analysis” for further discussion of compensation arrangements pursuant to which amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such payment or award.

Grants of Plan-Based Awards

There were no stock options, restricted stock, restricted stock units or equity or non-equity-based performance awards granted to the Company’s NEOs during fiscal years 2012, 2011 or 2010.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding options or stock awards held by any NEO as of November 2, 2012.

Option Exercises and Stock Vested

There were no shares acquired upon the exercise of stock options or vesting of stock awards by any NEO during fiscal years 2012, 2011 or 2010.

Pension Benefits

The tables below provide information concerning retirement plan benefits for each NEO and payments due upon certain termination scenarios.

Retirement Plan for Administrative and Sales Employees of Bridgford Foods Corporation

Normal Retirement:  Benefits commence upon reaching the “Normal Retirement Date”, which is the first day of the month on or after attainment of age 65.  Pension benefit payments begin on the normal retirement date and continue until death.

Early Retirement:  A participant may choose to retire up to ten years before the normal retirement date.  If a participant retires early, the accrued pension will be reduced by a percentage to reflect the longer period over which pension benefits will be received.  If a participant is married for at least one year and dies before retirement, a pension benefit will be payable to the surviving spouse for his or her life, provided certain eligibility requirements have been met.

Death Benefits:  Payments to a surviving spouse will begin on the first day of the month following a participant’s death but not sooner than the earliest date a participant could have elected to retire.

Disability Benefits:  A disability benefit is the accrued pension credited to a participant as of the date of disability.

The years of credited service, present value of accumulated plan benefits and payments made during the fiscal year were as follows:

For the Fiscal Year ended November 2, 2012:
Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Fiscal Year
Allan L. Bridgford	54	$1,034,220	$74,617
Hugh Wm. Bridgford	56	$912,888	$53,706
William L. Bridgford	39	$608,364	$—
John V. Simmons	33	$491,106	$—
Raymond F. Lancy	20	$441,456	$—

(1)	The assumed discount rate used was 3.70% to compute the present value of the accumulated benefit. The RP-2000 Combined Mortality Table was used and an expected return on assets of 8.00% was assumed.

For the Fiscal Year ended October 28, 2011:
Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Fiscal Year
Allan L. Bridgford	53	$968,103	$72,044
Hugh Wm. Bridgford	55	$833,053	$51,854
William L. Bridgford	38	$499,622	$—
John V. Simmons	32	$400,142	$—
Raymond F. Lancy	19	$365,384	$—

(1)	The assumed discount rate used was 4.65% to compute the present value of the accumulated benefit. The RP-2000 Combined Mortality Table was used and an expected return on assets of 8.00% was assumed.

For the Fiscal Year ended October 29, 2010:
Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Fiscal Year
Allan L. Bridgford	52	$799,767	$71,419
Hugh Wm. Bridgford	54	$671,917	$51,403
William L. Bridgford	37	$374,466	$—
John V. Simmons	31	$297,051	$—
Raymond F. Lancy	18	$276,074	$—

(1)	The assumed discount rate used was 5.45% to compute the present value of the accumulated benefit. The RP-2000 Combined Mortality Table was used and an expected return on assets of 8.00% was assumed.

Supplemental Executive Retirement Plan (SERP)

Payment of Retirement Benefit: All retirement, disability and death benefits shall be paid in monthly installments beginning on the commencement date following the participant’s retirement, disability or death and shall continue for a period of fifteen years.

Normal Retirement:  Benefits commence upon reaching the “Normal Retirement Date”, which means the date on which the participant has both attained age 65 and completed at least ten years of participation.  SERP benefit payments begin at the normal retirement date and continue until death.

Early Retirement:  A participant may choose to retire up to ten years before the normal retirement date if the participant has completed at least five years of participation.  If a participant retires early, the SERP benefit will be determined based on the vested percentage attained as the time of retirement.

Death Benefits:  If a participant dies prior to having commenced receipt of benefits and is eligible for benefits hereunder, the participant’s beneficiary shall be entitled to receive an annual death benefit equal to the Normal Retirement Benefit determined as if the participant attained Normal Retirement Age on the date of his death, or, if after the Participant’s Normal Retirement Date, equal to the Late Retirement Benefit.   If a participant dies after having commenced receipt of benefits, benefits shall continue to be paid but to the Participant’s Beneficiary at the same time and in the same form as the benefits would have been payable to the participant. No benefit will be payable to a participant’s beneficiary if the participant terminates employment with the Company before he is eligible for a retirement benefit and thereafter dies.

Disability Benefits:  A disability benefit is the vested percentage of SERP benefit credited to a participant as of the date of disability.

The present value of accumulated plan benefits and payments made during the fiscal year were as follows:

For the Fiscal Year ended November 2, 2012:
Name	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Allan L. Bridgford	$177,160	$51,528
Hugh Wm. Bridgford	$210,001	$61,080
William L. Bridgford	$1,640,929	$—
John V. Simmons	$—	$—
Raymond F. Lancy	$1,640,929	$—

(1)	A 3.70% discount rate was used to compute the present values.

For the Fiscal Year ended October 28, 2011:
Name	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Allan L. Bridgford	$217,101	$51,528
Hugh Wm. Bridgford	$257,343	$61,080
William L. Bridgford	$1,219,308	$—
John V. Simmons	$—	$—
Raymond F. Lancy	$1,219,308	$—

(1)	A 4.65% discount rate was used to compute the present values.

For the Fiscal Year ended October 29, 2010:
Name	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Allan L. Bridgford	$247,763	$51,528
Hugh Wm. Bridgford	$293,688	$61,080
William L. Bridgford	$1,080,124	$—
John V. Simmons	$—	$—
Raymond F. Lancy	$1,080,124	$—

(1)	A 6.25% discount rate was used to compute the present values.

The following table estimates the present value of SERP benefits under different employment termination scenarios as of November 2, 2012:
Name	Present Value of Benefit Upon Voluntary Termination of Employment (1)	Present Value of Benefit if Disabled (1)	Present Value of Benefit Upon Death (1)	Present Value of Benefit Upon Involuntary Termination of Employment Due to Sale/Merger/ Acquisition (1)
Allan L. Bridgford	$177,160	$177,160	$177,160	$177,160
Hugh Wm. Bridgford	$210,001	$210,001	$210,001	$210,001
William L. Bridgford (2)	$984,530	$1,640,929	$1,640,929	$1,640,929
John V. Simmons	$—	$—	$—	$—
Raymond F. Lancy (2)	$984,530	$1,640,929	$1,640,929	$1,640,929

(1)
In each scenario above, the benefit amount shown is calculated at November 2, 2012.  A 3.70% discount rate was used to compute the present values.  In the case of a voluntary termination, the participant shall be entitled to the vested portion of any such early retirement benefit but shall not commence receipt of such early retirement benefit until the commencement date following the date the participant would have attained the early retirement date had the participant remained employed by the Company.  Upon a finding that the participant (or, after the participant’s death, a beneficiary) has suffered an unforeseeable emergency, the Committee may at the request of the participant or beneficiary, and subject to compliance with Internal Revenue Code Section 409A, accelerate distribution of benefits under the SERP in the amount reasonably necessary to alleviate such unforeseeable emergency.

(2)
Death benefits for William L. Bridgford and Raymond F. Lancy are paid in the form of a monthly annuity.  The actual payment amount for William L. Bridgford and Raymond F. Lancy would be determined using a discount rate similar to the rate required for qualified plans.  The rate assumed for these estimates is 3.70%.

The following table estimates future SERP payments under different termination scenarios as of November 2, 2012:

Name	Payment Upon Voluntary Termination of Employment	Payment if Disabled (1)	Death Benefit from Plan (2)	Involuntary Termination of Employment Due to Sale/Merger/ Acquisition
Allan L. Bridgford	Continues to receive $4,294 for another 44 months	Continues to receive $4,294 for another 44 months	Continues to receive $4,294 for another 44 months	Continues to receive $4,294 for another 44 months
Hugh Wm. Bridgford	Continues to receive $5,090 for another 44 months	Continues to receive $5,090 for another 44 months	Continues to receive $5,090 for another 44 months	Continues to receive $5,090 for another 44 months
William L. Bridgford	$7,084 per month for 180 months beginning on 11/02/12	$11,807 per month for 180 months commencing after disability	$11,807 per month for 180 months beginning just after death	Lump Sum payment due at termination of $1,640,929
John V. Simmons	—	—	—	—
Raymond F. Lancy	$7,084 per month for 180 months beginning on 11/02/12	$11,807 per month for 180 months commencing after disability	$11,807 per month for 180 months beginning just after death	Lump Sum payment due at termination of $1,640,929

(1)
Disability amount is decreased by any Company paid disability insurance policies, Social Security disability benefits, or other Federal or State disability programs.  In the case of a voluntary termination, the participant shall be entitled to the vested portion of any such early retirement benefit but shall not commence receipt of such early retirement benefit until the commencement date following the date the participant would have attained the early retirement date had the participant remained employed by the Company.  Upon a finding that the participant (or, after the participant’s death, a beneficiary) has suffered an unforeseeable emergency, the Committee may at the request of the participant or beneficiary, and subject to compliance with Internal Revenue Code Section 409A, accelerate distribution of benefits under the SERP in the amount reasonably necessary to alleviate such unforeseeable emergency.

(2)	Assumes death on November 2, 2012. The discount rate used to calculate the lump sum amount is 3.70%.

See “Compensation Discussion and Analysis – Total Compensation for Executive Officers -- Pension and Retirement Benefits” for further discussion of the pension benefits contained in the tables above.

Non-Qualified Deferred Compensation

The table below provides information concerning deferred compensation plan benefits for each NEO during the fiscal year ended November 2, 2012.
Name	Executive Contributions in Fiscal Year	Company Contributions in Fiscal Year	Aggregate Earnings in Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End
Allan L. Bridgford	$—	$—	$—	$74,318	$242,399
Hugh Wm. Bridgford	$—	$—	$—	$74,318	$242,399
William L. Bridgford	$—	$—	$—	$—	$—
John V. Simmons	$—	$—	$—	$—	$—
Raymond F. Lancy	$—	$—	$—	$—	$—

The table below provides information concerning deferred compensation plan benefits for each NEO during the fiscal year ended October 28, 2011.
Name	Executive Contributions in Fiscal Year	Company Contributions in Fiscal Year	Aggregate Earnings in Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End
Allan L. Bridgford	$—	$—	$—	$74,884	$298,767
Hugh Wm. Bridgford	$—	$—	$—	$74,884	$298,767
William L. Bridgford	$—	$—	$—	$—	$—
John V. Simmons	$—	$—	$—	$—	$—
Raymond F. Lancy	$—	$—	$—	$—	$—

The table below provides information concerning deferred compensation plan benefits for each NEO during the fiscal year ended October 29, 2010.
Name	Executive Contributions in Fiscal Year	Company Contributions in Fiscal Year	Aggregate Earnings in Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End
Allan L. Bridgford	$—	$—	$—	$76,161	$351,071
Hugh Wm. Bridgford	$—	$—	$—	$76,161	$351,071
William L. Bridgford	$—	$—	$—	$—	$—
John V. Simmons	$—	$—	$—	$—	$—
Raymond F. Lancy	$—	$—	$—	$—	$—

The following table estimates the present value of non-qualified deferred compensation benefits under different employment termination scenarios as of November 2, 2012:

Name	Present Value of Benefit at Termination of Employment	Present Value of Benefit if Disabled	Present Value of Benefit Upon Death	Present Value of Benefit Upon Involuntary Termination of Employment Due to Sale/Merger/ Acquisition
Allan L. Bridgford	$242,399	$242,399	$242,399	$242,399
Hugh Wm. Bridgford	$242,399	$242,399	$242,399	$242,399
William L. Bridgford	$—	$—	$—	$—
John V. Simmons	$—	$—	$—	$—
Raymond F. Lancy	$—	$—	$—	$—

Allan L. Bridgford and Hugh Wm. Bridgford each currently receive a monthly deferred compensation payment of $6,193.  As of November 2, 2012, forty-four (44) such monthly payments are remaining for these recipients.

The deferred compensation amounts are calculated using a crediting rate equal to Moody’s Average Seasoned Bond Rate, plus 2%.  This rate is subject to fluctuation.  Upon death, the deferred compensation benefits are paid in a lump sum equal to the individual’s remaining account balance.

See “Compensation Discussion and Analysis – Total Compensation for Executive Officers – Non-Qualified Deferred Compensation” for further discussion of the non-qualified deferred compensation benefits contained in the tables above.

Director Compensation

The table below summarizes the total compensation paid by the Company to directors who were not NEOs during fiscal year 2012.  Directors who were NEOs did not receive any additional compensation for their services as directors.

Name	Fees Earned or Paid Cash	Stock awards	Option awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Todd C. Andrews	$18,400	$—	$—	$—	$—	$—	$18,400
Allan Bridgford, Jr.	19,000	—	—	—	—	—	19,000
Richard A. Foster (1)	$19,550	$—	$—	$—	$—	$—	$19,550
D. Gregory Scott	$17,000	$—	$—	$—	$—	$—	$17,000
Paul R. Zippwald	$20,450	$—	$—	$—	$—	$—	$20,450

(1)	Mr. Foster will be retiring from the Board of Directors at the end of his current term expiring on the date of the 2013 Annual Meeting of Shareholders.

The Company uses cash compensation to attract and retain qualified candidates to serve on its Board of Directors.  In setting director compensation, the Company considers the demands that have been placed and will continue to be placed on the directors and the skill-level required by its directors.  In addition, as with the Company’s executive officers, compensation decisions for directors are made in the context of the Company’s focus on controlling costs and increasing profitability.

The directors are not paid an annual retainer for their service on the Board.  Instead, each non-employee director was paid $1,500 for each of the first two Board meetings attended during fiscal year 2012 and $1,600 for each subsequent Board meeting attended in fiscal year 2012.  Members of the Audit Committee were paid $300 to $550 for each Audit Committee meeting attended depending on the length of the meeting.  The members of the Compensation Committee were not paid any additional compensation for their service.  In addition, the directors were not paid any additional compensation for their service on the Nominating Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company's general legal counsel is the son of Allan L. Bridgford.  For his legal counsel, he currently is paid a fee of $1,500 to $1,600 for each Board of Directors meeting attended.  Total fees paid under this arrangement were $19,000 in fiscal year 2012 and $19,000 in fiscal year 2011.  In addition, legal services are performed on behalf of the Company and billed by a firm in which he is a partner.  Total fees billed under this arrangement for each of fiscal years 2012 and 2011 were approximately $22,000 and $62,000, respectively.  Other than the relationship noted above, the Company is not aware of any related party transactions that would require disclosure as a related party transaction under SEC rules.

Director Allan Bridgford Jr., son of the former senior chairman of the board of directors, is providing consulting services to the Chicago plant and management.  The contract on behalf of the Company with Allan Bridgford Jr. is for consulting services at $600 per day.  Total fees billed under this arrangement for fiscal year 2012 were approximately $46,000.  As a member of the board of directors, he currently is paid a fee of one thousand six hundred dollars for each meeting attended. Total fees paid under this arrangement for fiscal year 2012 were $23,000.

The Company’s executive officers, directors, nominees for directors and principal shareholders, including their immediate family members and affiliates, are prohibited from entering into related party transactions with the Company that would be reportable under Item 404 of Regulation S-K without the prior approval of its Audit Committee (or other independent committee of the Board of Directors in cases where it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest).  Any request for the Company to enter into a transaction with an executive officer, director, or nominee for director, principal shareholder or any of such persons’ immediate family members or affiliates that would be reportable under Item 404 of Regulation S-K must first be presented to the Audit Committee for review, consideration and approval.  In approving or rejecting the proposed agreement, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence.  The Audit Committee shall only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, the Company’s best interests, as determined in good faith by the Audit Committee (or other independent committee, as applicable).  The requirement for the Audit Committee to review related-party transactions (defined as those transactions required to be disclosed under Item 404 of Regulation S-K) is set forth in the Amended and Restated Audit Committee Charter, which was approved on November 8, 2010 and is attached as Exhibit B to the Company’s proxy statement for its 2011 Annual Meeting of Shareholders filed with the SEC on February 18, 2011.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has, subject to ratification by the shareholders, appointed Squar, Milner, Peterson, Miranda & Williamson, LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 1, 2013.

The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to ratify the appointment of Squar, Milner, Peterson, Miranda and Williamson, LLP.  Abstentions will have the same effect as votes against the Proposal.  Brokers have discretion to vote uninstructed shares with respect to this Proposal.  Accordingly, broker non-votes will not occur with respect to this Proposal.

Proxies received in response to this solicitation will be voted “FOR” the approval of Squar, Milner, Peterson, Miranda & Williamson, LLP unless otherwise specified in the proxy In the event of a negative vote on such ratification, the Audit Committee of the Board of Directors will reconsider its selection.  Representatives of Squar, Milner, Peterson, Miranda & Williamson, LLP will be present at the meeting and available to respond to questions.  They will have the opportunity to make a statement if they so desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING NOVEMBER 1, 2013.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Fees billed by Squar, Milner, Peterson, Miranda & Williamson, LLP for the audit of the Company’s annual financial statements and the review of the financial statements included in the Company’s quarterly reports on Form 10-Q for fiscal year 2012 totaled $115,140.  Fees billed by Squar, Milner, Peterson, Miranda & Williamson, LLP for the audit of the Company’s annual financial statements and the review of the financial statements included in the Company’s quarterly reports on Form 10-Q for fiscal year 2011 totaled $122,040.

Audit-Related Fees

Audit-related fees typically consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services may include consultations related to the Sarbanes-Oxley Act and consultations concerning financial accounting and reporting standards.  There were no audit-related fees billed by Squar, Milner, Peterson, Miranda & Williamson, LLP for fiscal year 2012 or fiscal year 2011.

Tax Fees

Tax fees are comprised of services that include assistance related to state tax compliance services and consultations regarding federal and state research and development tax credits.  There were no tax fees billed by Squar, Milner, Peterson, Miranda & Williamson, LLP for fiscal year 2012 or fiscal year 2011.

All Other Fees

All other fees are comprised of fees for initial planning for certification of internal controls over financial reporting.   No such fees were billed by Squar, Milner, Peterson, Miranda & Williamson, LLP for fiscal year 2012 or fiscal year 2011.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT SERVICES AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT ACCOUNTANTS

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent registered public accountants.  These services may include audit services, audit-related services, tax services and other services.  During fiscal years 2012 and 2011, the Audit Committee approved all such services rendered by its independent registered public accountants.  For audit services, the independent registered public accountants provide the Audit Committee with an audit plan including proposed fees in advance of the annual audit.  The Audit Committee approves the plan and fees for the audit.

For non-audit services, the Company’s senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage the independent registered public accountants to provide during the fiscal year.  The Company’s senior management and the independent registered public accountants will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements.  A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request.  The Audit Committee must approve both permissible non-audit services and the budget for such services.

REPORT OF THE AUDIT COMMITTEE

Pursuant to a meeting of the Audit Committee on January 14, 2013, the Audit Committee reports that it has: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the independent registered public accountants the matters (such as the quality of the Company’s accounting principles and internal controls) required to be discussed by the Statement on Auditing Standards No. 61, amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from Squar, Milner, Peterson, Miranda & Williamson, LLP regarding its communications with the audit committee concerning independence, and has discussed with them their independence.  Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s annual report for the Company’s fiscal year ended November 2, 2012.

AUDIT COMMITTEE

Todd C. Andrews, Chairman
Richard A. Foster
D. Gregory Scott
Paul R. Zippwald

The foregoing Audit Committee Report shall not be deemed soliciting material, shall not be deemed filed with the SEC and shall not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2014 Annual Meeting of Shareholders must be received at the Company’s principal office no later than November 1, 2013 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.  Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission.

Additionally, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company’s proxy statement, by January 15, 2014, the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

HOUSEHOLDING; SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC rules permit brokers and other persons who hold the Company's shares for beneficial owners, to participate in a practice known as “householding,” which means that only one copy of the proxy statement and annual report will be sent to multiple shareholders who share the same address unless other instructions are provided to the Company.  Householding is designed to reduce printing and postage costs and therefore results in cost savings for the Company.  If you receive a household mailing this year and would like to have additional copies of this proxy statement and/or the 2012 Annual Report mailed to you, or if you would like to opt out of this practice for future mailings, please contact your broker or other nominee record holder, or submit your request to Bridgford Foods Corporation, 1308 North Patt Street, Anaheim, California 92801, Attention: Corporate Secretary.  Upon receipt of any such request, the Company agrees to promptly deliver a copy of this proxy statement and/or the 2012 Annual Report to you.  In addition, if you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future proxy materials for your household, please contact us using the contact information set forth above.

OTHER MATTERS

The Board of Directors is not aware of any matters to be acted upon at the meeting other than the Proposals described in this proxy statement.  If, however, any other matter shall properly come before the meeting, the persons named in the proxy accompanying this statement will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

FORM 10-K

The Corporation will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Annual Report of the Corporation on Form 10-K for the fiscal year ended November 2, 2012, as such was filed with the SEC, including financial statements and associated schedules.  Such report was filed with the SEC on January 18, 2013 and is available on the SEC’s website at www.sec.gov, as well as the Company’s website at http:// www.bridgford.com.  Requests for copies of such report should be directed to Bridgford Foods Corporation, 1308 North Patt Street, Anaheim, California 92801, Attention: Corporate Secretary.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BRIDGFORD FOODS CORPORATION
2013 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on March 20, 2013

The undersigned shareholder of BRIDGFORD FOODS CORPORATION, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 1, 2013, and hereby appoints Hugh Wm. Bridgford and Allan Bridgford, Jr., and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Shareholders of BRIDGFORD FOODS CORPORATION, to be held on March 20, 2013 at 10:00 a.m., Pacific time, at the principal offices of the Company, which are located at 1308 North Patt Street, Anaheim, California  92801 and at any adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE EIGHT DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP, AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING NOVEMBER 1, 2013 AND, AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)

BRIDGFORD FOODS CORPORATION

2013 ANNUAL MEETING OF SHAREHOLDERS

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

Please mark your
votes like this ☒

1.	ELECTION OF DIRECTORS	FOR all nominees listed to the left ☐	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) ☐
01 William L. Bridgford 05 Todd C. Andrews
02 Allan Bridgford, Jr. 06 D. Gregory Scott
03 Bruce H. Bridgford 07 Raymond F. Lancy
04 John V. Simmons 08 Paul R. Zippwald

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY APPOINTMENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR FISCAL YEAR ENDING NOVEMBER 1, 2013:	☐	☐	☐

and in their discretion, upon such other matter or matters that may properly come before the Annual Meeting, or any postponements or adjournments thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature                                                           Signature                                                           Date                                                       , 2013
(This proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both should sign.)